INVESTOR CONTACT: Mark Kochvar S&T Bancorp, Inc. Chief Financial Officer 724.465.4826 mark.kochvar@stbank.com
FOR IMMEDIATE RELEASE
S&T Bancorp, Inc. Announces $100 Million Share Repurchase Program
INDIANA, Pa. - January 22, 2026 - S&T Bancorp, Inc. (S&T) (NASDAQ: STBA), the holding company for S&T Bank, announced that the board of directors authorized a new $100 million share repurchase program at its meeting held January 21, 2026. The new program will replace the existing share repurchase program effective January 26, 2026, and is set to expire February 1, 2027. The remaining capacity under the existing share repurchase program was terminated.

The new program authorizes the share repurchase of S&T's common stock from time to time through a combination of open market and privately negotiated transactions up to the authorized $100 million aggregate value of S&T's common stock. The specific timing, price and quantity of repurchases will be at the discretion of S&T and will depend on a variety of factors, including general market conditions, the trading price of the common stock, applicable securities laws and other legal and contractual requirements, as well as S&T’s financial performance. The repurchase program does not obligate S&T to repurchase any particular number of shares and may be extended, modified, or discontinued at any time.

"The board’s authorization of the new share repurchase program reflects our focus on disciplined capital management given our robust capital position,” said Chris McComish, chief executive officer. “The program provides flexibility to deploy capital in a manner that supports our long-term strategy and commitment to enhancing shareholder value, while maintaining a strong balance sheet."
About S&T Bancorp, Inc. and S&T Bank
S&T Bancorp, Inc. is a $9.8 billion bank holding company that is headquartered in Indiana, Pennsylvania and trades on the NASDAQ Global Select Market under the symbol STBA. Its principal subsidiary, S&T Bank, was established in 1902 and operates in Pennsylvania and Ohio. For more information visit stbancorp.com or stbank.com. Follow us on Facebook, Instagram and LinkedIn.
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